Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                Pat Macellaro
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Finishes 2015 with Strong Fourth Quarter
Achieves full-year underlying combined ratio outlook
NORTHBROOK, Ill., February 3, 2016 – The Allstate Corporation (NYSE: ALL) today reported financial results for the fourth quarter and full year 2015. The financial highlights were:

The Allstate Corporation Consolidated Highlights
	Three months ended December 31,			Twelve months ended December 31,
($ millions, except per share amounts and ratios)	2015	2014	% / pts Change	2015	2014	% / pts Change
Consolidated revenues	$8,691	$8,759	(0.8)	$35,653	$35,239	1.2
Net income applicable to common shareholders	460	795	(42.1)	2,055	2,746	(25.2)
per diluted common share	1.18	1.86	(36.6)	5.05	6.27	(19.5)
Operating income*	625	736	(15.1)	2,113	2,367	(10.7)
per diluted common share*	1.60	1.72	(7.0)	5.19	5.40	(3.9)
Return on common shareholders’ equity
Net income applicable to common shareholders				10.6%	13.3%	(2.7) pts
Operating income*				11.6%	12.6%	(1.0) pts
Book value per common share				47.34	48.24	(1.9)
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities*				46.20	44.33	4.2
Property-Liability combined ratio
Recorded	92.0	90.0	2.0 pts	94.9	93.9	1.0 pts
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	87.4	89.5	(2.1) pts	88.7	87.2	1.5 pts
Catastrophe losses	358	95	N/M	1,719	1,993	(13.7)
NM= not meaningful

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate had a strong fourth quarter, enabling us to achieve our full-year 2015 underlying combined ratio goal while proactively addressing a challenging external environment,” said Thomas J. Wilson, chairman and chief executive officer of The Allstate Corporation. “The operating environment for auto insurance continued to reflect a widespread increase in the number of auto accidents. Despite this, we generated an underlying combined ratio of 87.4 in the fourth quarter, bringing the full-year result to 88.7, which was within the range we established at the beginning of the year. The organization focused throughout the year to achieve this goal by increasing auto insurance prices, tightening underwriting standards, maintaining good returns in homeowners insurance and controlling expenses. While growth slowed as a result of these actions, total policies in force rose by 449,000 for the year, which helped increase Property-Liability net written premium by $1.3 billion. We expect the property-liability underlying combined ratio for the full year 2016 to be between 88 and 90.

“Net income was $5.05 per diluted share for 2015, as realized capital losses in the fourth quarter mostly offset capital gains realized earlier in the year. Operating income per diluted share of $5.19 in 2015 was 3.9% below 2014 due to lower auto insurance margins, which were partially offset by reduced catastrophe losses and fewer common shares outstanding. The operating income return on equity was 11.6% for 2015. As a result of good returns and proactive capital management, common shareholders received $3.3 billion of cash in 2015, which represents 12.3% of our average market capitalization.”

Full Year 2015 Highlights

•
Total 2015 revenue of $35.7 billion reflected a 4.8% increase in property-liability insurance premium and a 4.2% increase in Allstate Financial premium and contract charges compared to the prior year, excluding results from Lincoln Benefit Life Company (LBL), which was sold in 2014.

•
Property-liability net written premium increased 4.2% and policies in force rose 1.3% in 2015 compared to 2014. This growth was driven predominantly by the Allstate brand, as net written premium of $28.0 billion was 4.5% higher in 2015 than 2014 and policies in force increased by 1.7%. Esurance net written premium growth was 6.6% in 2015. Policy growth of 1.4% in 2015 was purposefully slowed as we focused on improving auto margins. Encompass continued to implement profit improvement actions in 2015 which reduced the size of the business. Net written premium for Encompass decreased by 2.8% in 2015 compared to 2014, driven by an 8.2% decline in policies in force.

•
Net investment income of $3.2 billion in 2015 was 8.8% lower than in 2014 due to the LBL divestiture, a decline in interest-bearing income and lower performance-based long-term income. Interest income in 2015 of $2.6 billion was 8.5% lower compared to 2014, driven by lower assets under management given the LBL divestiture and declining annuity liabilities, and a lower yield due to actions taken to make the Allstate Financial portfolio less sensitive to rising interest rates. Income from performance-based long-term investments, which includes private equity and real estate, of $589 million in 2015 was $36 million lower than 2014.

•
Total realized capital gains of $30 million were recognized for the year. Net gains on sales of $470 million, including gains taken to reposition the Allstate Financial portfolio, were partially offset by $195 million in impairment write-downs and $221 million of valuation losses recognized primarily on public equity securities that we may sell.

•
Net income applicable to common shareholders was $2.1 billion, or $5.05 per diluted share in 2015, compared to $2.7 billion, or $6.27 per diluted share in 2014. The decrease was due primarily to reduced property-liability underwriting income and lower after-tax realized capital gains, partially offset by a lower share count due to share repurchases.

•
Total operating income was $2.1 billion, or $5.19 per diluted share in 2015, compared to $2.4 billion, or $5.40 per diluted share in 2014. Property-liability underwriting income of $1.6 billion for 2015 was $213 million lower than in the prior year, driven by an increase in underlying auto losses, partially offset by lower expenses and strong Allstate brand homeowners profitability. Allstate Financial operating income of $509 million for 2015 was $98 million lower than 2014. Excluding 2014 earnings from LBL, operating income declined $64 million, or 11.2% in 2015, due primarily to higher life insurance claims and a lower yield on the interest-bearing portfolio, partly offset by premium growth and higher income on performance-based investments.

•	Allstate brand exclusive agencies increased by approximately 400 or 4.0% in the United States.

•
Allstate’s Drivewise® and Esurance’s DriveSense® telematics offerings continue to expand their reach and they together had more than 1 million active users as of year-end 2015. Allstate made the Drivewise mobile application available nationwide and expanded the Drivewise platform by offering the Allstate Rewards® program during 2015.

•
Esurance continued to expand its geographic reach and product portfolio and now sells homeowners insurance in 25 states, with auto sold in 43 states and one Canadian province, renters sold in 20 states and motorcycle sold in 11 states.

Fourth Quarter 2015 Operating Statistics

		Allstate Brand
	Property-liability Consolidated	Auto	Homeowners	Other Personal Lines	Esurance	Encompass
Policy in Force Growth
Q4 2014	2.5%	2.9%	0.5%	2.1%	12.6%	1.8%
Q4 2015	1.3%	2.1%	1.1%	2.7%	1.4%	-8.2%

Average Premium - Gross Written Growth					(Auto)	(Auto / Home)
Q4 2014		2.7%	1.6%		3.5%	1.7% / 6.5%
Q4 2015		3.3%	1.7%		5.2%	8.9% / 7.1%

Net Written Premium Growth
Q4 2014	4.9%	4.8%	3.2%	2.2%	14.0%	5.1%
Q4 2015	3.6%	5.3%	2.3%	-	5.3%	-5.5%

Recorded Combined Ratios
Q4 2014	90.0	97.0	63.6	87.4	115.5	93.1
Q4 2015	92.0	98.6	71.0	80.3	107.0	95.5

Underlying Combined Ratios
Q4 2014	89.5	98.2	61.0	79.5	113.4	92.7
Q4 2015	87.4	97.6	56.0	71.9	105.3	92.3
Financial Results: Fourth Quarter 2015

Fourth quarter 2015 revenue of $8.7 billion was 0.8% below the year-ago quarter, as 4.5% growth in property-liability insurance premium and 5.2% growth in Allstate Financial premium and contract charges were more than offset by an 8.9% decline in net investment income and net realized capital losses of $250 million.

Allstate’s fourth quarter 2015 net income applicable to common shareholders was $460 million, or $1.18 per diluted share, compared to $795 million, or $1.86 per diluted share, in the fourth quarter of 2014. Operating income was $625 million, or $1.60 per diluted share in the fourth quarter of 2015, compared to $736 million, or $1.72 per diluted share, in the same period of 2014.

Property-liability net written premium increased 3.6% in the fourth quarter of 2015 compared to the prior year quarter, resulting from policy growth of 1.3% and higher average premiums per policy. Allstate brand net written premium of $6.9 billion was 3.9% higher in the fourth quarter of 2015 compared to the fourth quarter of 2014, driven by increases in Allstate brand auto of 5.3% and Allstate brand homeowners of 2.3%.

Allstate brand auto policy growth was 2.1% in the fourth quarter of 2015. Underwriting changes along with approved rate increases of 1.9% contributed to a 24.1% decrease in new business applications and a 0.4 point decline in retention. Allstate brand approved rate increases for the full year 2015 were 5.3%. Allstate brand homeowners policy growth was 1.1% in the fourth quarter of 2015, as new business declined 2.2% and the renewal ratio of 88.5 was essentially flat to the prior year quarter.

Allstate brand auto losses remained elevated in the fourth quarter of 2015, reflecting a continuation of the trends experienced throughout 2015. Allstate brand auto had a fourth quarter 2015 recorded combined ratio of 98.6 and an underlying combined ratio of 97.6, which was 0.6 points favorable to the same quarter a year ago, driven by a 2.9 point reduction in the expense ratio. Property damage frequency and paid claim severities increased 7.5% and 4.0%, respectively, compared to the prior year quarter. Bodily injury frequency increased 3.9% while paid severities decreased 7.0% compared to the same quarter a year ago.

The Allstate brand homeowners recorded combined ratio of 71.0 was 7.4 points higher than the prior year quarter, driven by a $189 million increase in catastrophe losses compared to the fourth quarter of 2014. The underlying combined ratio of 56.0 was 5.0 points lower than the same quarter a year ago, partially driven by decreased fire claim frequency.

Esurance’s continued focus on auto profitability improved the underlying combined ratio to 105.3 in the fourth quarter of 2015, 8.1 points lower than the fourth quarter of 2014. Net written premium growth slowed in the fourth quarter of 2015 to 5.3% versus the prior year quarter, given profit improvement actions and reduced advertising.

Encompass also continued to implement profit improvement actions in the fourth quarter of 2015, which included increasing rates and refining underwriting standards. Net written premium declined by 5.5% and policies in force were 8.2% lower in the fourth quarter of 2015 compared to the prior year quarter. The recorded combined ratio of 95.5 in the fourth quarter of 2015 was 2.4 points higher than the prior year quarter, while the underlying combined ratio of 92.3 was 0.4 points lower than the same period a year ago.

Allstate Financial operating income of $98 million in the fourth quarter of 2015 was $30 million lower than the prior year quarter, driven by a lower yield on interest-bearing assets and a decrease in performance-based long-term investment income. Longer duration bonds that support immediate annuity liabilities were sold in the third quarter, and the proceeds were invested in shorter duration fixed income securities and public equity securities. Over time, we plan to shift to higher-returning performance-based assets to increase long-term returns in this business.

Net investment income of $710 million declined $69 million in the fourth quarter of 2015 compared to the fourth quarter of 2014, due primarily to lower income from the fixed income and performance-based long-term portfolios. Interest income declined by $32 million in the fourth quarter of 2015 compared to the fourth quarter of 2014, primarily due to sale of long-duration bonds to make the Allstate Financial portfolio less sensitive to rising interest rates. Income on performance-based long-term investments declined $52 million in the fourth quarter of 2015 compared to the prior year quarter primarily due to lower portfolio valuations, of which $35 million was in our infrastructure and real asset portfolio. Although performance-based long-term investments generate attractive long-term risk-adjusted returns, earnings can vary significantly between periods.

Net realized capital losses were $250 million in the fourth quarter of 2015 compared to gains of $106 million in the prior year quarter. In the fourth quarter of 2015, impairments were $118 million and losses on sales were $75 million. Energy-related investments had impairments of $82 million and net losses on sales of $47 million. Approximately two thirds of the impairments related to our market-based (primarily public) portfolios and the remainder related to our performance-based portfolios.

Proactive Capital Management

“Allstate provided good cash returns to our shareholders while maintaining a strong capital position to provide strategic flexibility,” said Steve Shebik, chief financial officer. “We paid $483 million in common shareholder dividends in 2015 and returned another $2.8 billion to shareholders by repurchasing 10.2% of our beginning-of-year outstanding shares. Since the beginning of 2010, we have decreased common shares outstanding by 34% through multiple share repurchase authorizations at a cost of $9.0 billion.”

As of December 31, 2015, $532 million remained under Allstate’s $3 billion common share repurchase program, which is expected to be completed by July 2016. Deployable assets at the holding company were $2.6 billion as of December 31, 2015. Book value per common share in 2015 declined 1.9% to $47.34, including the impact of unrealized gains and losses on fixed income securities, and rose 4.2% when excluding this impact.

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9 a.m. ET on Thursday, February 4.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$7,684	$7,354	$30,309	$28,929
Life and annuity premiums and contract charges	547	520	2,158	2,157
Net investment income	710	779	3,156	3,459
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(166)	(65)	(452)	(242)
OTTI losses reclassified to (from) other comprehensive income	16	(1)	36	(3)
Net OTTI losses recognized in earnings	(150)	(66)	(416)	(245)
Sales and other realized capital gains and losses	(100)	172	446	939
Total realized capital gains and losses	(250)	106	30	694
	8,691	8,759	35,653	35,239

Costs and expenses
Property-liability insurance claims and claims expense	5,199	4,618	21,034	19,428
Life and annuity contract benefits	456	431	1,803	1,765
Interest credited to contractholder funds	183	202	761	919
Amortization of deferred policy acquisition costs	1,116	1,035	4,364	4,135
Operating costs and expenses	938	1,156	4,081	4,341
Restructuring and related charges	7	5	39	18
Loss on extinguishment of debt	—	—	—	1
Interest expense	73	73	292	322
	7,972	7,520	32,374	30,929

Gain (loss) on disposition of operations	1	3	3	(74)

Income from operations before income tax expense	720	1,242	3,282	4,236

Income tax expense	231	418	1,111	1,386

Net income	489	824	2,171	2,850

Preferred stock dividends	29	29	116	104

Net income applicable to common shareholders	$460	$795	$2,055	$2,746

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$1.19	$1.89	$5.12	$6.37

Weighted average common shares – Basic	385.0	420.2	401.1	431.4

Net income applicable to common shareholders per common share – Diluted	$1.18	$1.86	$5.05	$6.27

Weighted average common shares – Diluted	390.2	427.7	406.8	438.2

Cash dividends declared per common share	$0.30	$0.28	$1.20	$1.12

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014
Property-Liability
Premiums written	$7,551	$7,292	$30,871	$29,614
Premiums earned	$7,684	$7,354	$30,309	$28,929
Claims and claims expense	(5,199)	(4,618)	(21,034)	(19,428)
Amortization of deferred policy acquisition costs	(1,052)	(973)	(4,102)	(3,875)
Operating costs and expenses	(812)	(1,021)	(3,575)	(3,838)
Restructuring and related charges	(10)	(5)	(39)	(16)
Underwriting income	611	737	1,559	1,772
Net investment income	280	294	1,237	1,301
Periodic settlements and accruals on non-hedge derivative instruments	(1)	(2)	(3)	(9)
Amortization of purchased intangible assets	13	17	50	68
Income tax expense on operations	(304)	(359)	(941)	(1,060)
Operating income	599	687	1,902	2,072
Realized capital gains and losses, after-tax	(99)	(11)	(154)	357
Gain on disposition of operations, after-tax	—	—	—	37
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	1	2	2	6
Amortization of purchased intangible assets, after-tax	(8)	(12)	(32)	(45)
Change in accounting for investments in qualified affordable
housing projects, after-tax	—	—	(28)	—
Net income applicable to common shareholders	$493	$666	$1,690	$2,427
Catastrophe losses	$358	$95	$1,719	$1,993
Operating ratios:
Claims and claims expense ratio	67.6	62.8	69.4	67.2
Expense ratio	24.4	27.2	25.5	26.7
Combined ratio	92.0	90.0	94.9	93.9
Effect of catastrophe losses on combined ratio	4.7	1.3	5.7	6.9
Effect of prior year reserve reestimates on combined ratio	(0.4)	(1.0)	0.3	(0.3)
Effect of catastrophe losses included in prior year reserve reestimates
on combined ratio	(0.2)	—	—	0.1
Effect of amortization of purchased intangible assets on combined ratio	0.1	0.2	0.2	0.2
Effect of Discontinued Lines and Coverages on combined ratio	—	0.1	0.2	0.4

Allstate Financial
Premiums and contract charges	$547	$520	$2,158	$2,157
Net investment income	420	480	1,884	2,131
Periodic settlements and accruals on non-hedge derivative instruments	—	—	—	(1)
Contract benefits	(456)	(431)	(1,803)	(1,765)
Interest credited to contractholder funds	(186)	(199)	(760)	(898)
Amortization of deferred policy acquisition costs	(65)	(60)	(257)	(255)
Operating costs and expenses	(119)	(121)	(472)	(466)
Restructuring and related charges	3	—	—	(2)
Income tax expense on operations	(46)	(61)	(241)	(294)
Operating income	98	128	509	607
Realized capital gains and losses, after-tax	(62)	81	173	94
Valuation changes on embedded derivatives that are not hedged, after-tax	2	(3)	(1)	(15)
DAC and DSI amortization relating to realized capital gains and losses and
valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(3)	(3)
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	—	—	—	1
Gain (loss) on disposition of operations, after-tax	1	2	2	(53)
Change in accounting for investments in qualified affordable housing
projects, after-tax	—	—	(17)	—
Net income applicable to common shareholders	$39	$208	$663	$631

Corporate and Other
Net investment income	$10	$5	$35	$27
Operating costs and expenses	(80)	(87)	(326)	(359)
Income tax benefit on operations	27	32	109	124
Preferred stock dividends	(29)	(29)	(116)	(104)
Operating loss	(72)	(79)	(298)	(312)
Realized capital gains and losses, after-tax	—	—	—	—
Net loss applicable to common shareholders	$(72)	$(79)	$(298)	$(312)
Consolidated net income applicable to common shareholders	$460	$795	$2,055	$2,746

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
($ in millions, except par value data)	December 31,	December 31,
	2015	2014
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $57,201 and $59,672)	$57,948	$62,440
Equity securities, at fair value (cost $4,806 and $3,692)	5,082	4,104
Mortgage loans	4,338	4,188
Limited partnership interests	4,874	4,527
Short-term, at fair value (amortized cost $2,122 and $2,540)	2,122	2,540
Other	3,394	3,314
Total investments	77,758	81,113
Cash	495	657
Premium installment receivables, net	5,544	5,465
Deferred policy acquisition costs	3,861	3,525
Reinsurance recoverables, net	8,518	8,490
Accrued investment income	569	591
Property and equipment, net	1,024	1,031
Goodwill	1,219	1,219
Other assets	2,010	1,992
Separate Accounts	3,658	4,396
Total assets	$104,656	$108,479
Liabilities
Reserve for property-liability insurance claims and claims expense	$23,869	$22,923
Reserve for life-contingent contract benefits	12,247	12,380
Contractholder funds	21,295	22,529
Unearned premiums	12,202	11,655
Claim payments outstanding	842	784
Deferred income taxes	90	715
Other liabilities and accrued expenses	5,304	5,653
Long-term debt	5,124	5,140
Separate Accounts	3,658	4,396
Total liabilities	84,631	86,175
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 72.2 thousand shares issued and outstanding, $1,805 aggregate liquidation preference	1,746	1,746
Common stock, $.01 par value, 2.0 billion authorized and 900 million issued, 381 million and 418 million shares outstanding	9	9
Additional capital paid-in	3,245	3,199
Retained income	39,413	37,842
Deferred ESOP expense	(13)	(23)
Treasury stock, at cost (519 million and 482 million shares)	(23,620)	(21,030)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	56	72
Other unrealized net capital gains and losses	608	1,988
Unrealized adjustment to DAC, DSI and insurance reserves	(44)	(134)
Total unrealized net capital gains and losses	620	1,926
Unrealized foreign currency translation adjustments	(60)	(2)
Unrecognized pension and other postretirement benefit cost	(1,315)	(1,363)
Total accumulated other comprehensive (loss) income	(755)	561
Total shareholders’ equity	20,025	22,304
Total liabilities and shareholders’ equity	$104,656	$108,479

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)	Twelve months ended December 31,
	2015	2014
Cash flows from operating activities	(unaudited)
Net income	$2,171	$2,850
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	371	366
Realized capital gains and losses	(30)	(694)
Loss on extinguishment of debt	—	1
(Gain) loss on disposition of operations	(3)	74
Interest credited to contractholder funds	761	919
Changes in:
Policy benefits and other insurance reserves	473	541
Unearned premiums	638	766
Deferred policy acquisition costs	(239)	(220)
Premium installment receivables, net	(134)	(257)
Reinsurance recoverables, net	(178)	(1,068)
Income taxes	(119)	205
Other operating assets and liabilities	(95)	(247)
Net cash provided by operating activities	3,616	3,236
Cash flows from investing activities
Proceeds from sales
Fixed income securities	28,693	34,609
Equity securities	3,754	6,755
Limited partnership interests	1,101	1,473
Mortgage loans	6	10
Other investments	545	406
Investment collections
Fixed income securities	4,432	3,736
Mortgage loans	538	1,106
Other investments	293	191
Investment purchases
Fixed income securities	(30,758)	(38,759)
Equity securities	(4,960)	(5,443)
Limited partnership interests	(1,343)	(1,398)
Mortgage loans	(687)	(501)
Other investments	(902)	(972)
Change in short-term investments, net	385	272
Change in other investments, net	(52)	46
Purchases of property and equipment, net	(303)	(288)
Disposition of operations	—	378
Net cash provided by investing activities	742	1,621
Cash flows from financing activities
Repayment of long-term debt	(20)	(1,006)
Proceeds from issuance of preferred stock	—	965
Contractholder fund deposits	1,052	1,184
Contractholder fund withdrawals	(2,327)	(3,446)
Dividends paid on common stock	(483)	(477)
Dividends paid on preferred stock	(116)	(87)
Treasury stock purchases	(2,808)	(2,301)
Shares reissued under equity incentive plans, net	130	266
Excess tax benefits on share-based payment arrangements	45	41
Other	7	(14)
Net cash used in financing activities	(4,520)	(4,875)
Net decrease in cash	(162)	(18)
Cash at beginning of year	657	675
Cash at end of year	$495	$657

The following table presents the investment portfolio by strategy as of December 31, 2015.

($ in millions)	Total		Market-Based Core		Market-Based Active		Performance-Based Long-Term		Performance-Based Opportunistic
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Fixed income securities	$57,948	$62,440	$51,175	$57,268	$6,691	$5,084	$47	$50	$35	$38
Equity securities	5,082	4,104	4,210	3,080	764	870	77	57	31	97
Mortgage loans	4,338	4,188	4,338	4,188	—	—	—	—	—	—
Limited partnership interests	4,874	4,527	364	358	—	—	4,510	4,169	—	—
Short-term investments	2,122	2,540	1,631	2,488	491	52	—	—	—	—
Other	3,394	3,314	2,783	2,811	183	221	415	282	13	—
Total	$77,758	$81,113	$64,501	$70,193	$8,129	$6,227	$5,049	$4,558	$79	$135

Performance-based long-term (“PBLT”) investments primarily include private equity, real estate, infrastructure, timber and agriculture-related investments and are materially represented through limited partnership investments. The following table presents the investment income and realized capital gains and losses for PBLT investments.

($ in millions)	Three months ended December 31,				Twelve months ended December 31,
	Investment income		Realized capital gains and losses		Investment income		Realized capital gains and losses
	2015	2014	2015	2014	2015	2014	2015	2014
Limited partnerships
Private equity	$47	$96	$(49)	$(4)	$402	$391	$(46)	$(40)
Real estate	20	25	—	7	158	211	(4)	53
Timber and agriculture-related	(1)	—	—	—	(1)	—	—	—
PBLT - limited partnerships	66	121	(49)	3	559	602	(50)	13

Other
Private equity	—	—	1	—	1	—	6	—
Real estate	6	3	(1)	—	22	14	(3)	7
Timber and agriculture-related	2	2	—	—	7	9	1	—
PBLT - other	8	5	—	—	30	23	4	7

Total
Private equity	47	96	(48)	(4)	403	391	(40)	(40)
Real estate	26	28	(1)	7	180	225	(7)	60
Timber and agriculture-related	1	2	—	—	6	9	1	—
Total PBLT	$74	$126	$(49)	$3	$589	$625	$(46)	$20

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Operating income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•	valuation changes on embedded derivatives that are not hedged, after-tax,

•
amortization of deferred policy acquisition costs (DAC) and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•	amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to operating income.
We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of operating income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile operating income and net income applicable to common shareholders.

($ in millions, except per share data)	For the three months ended December 31,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2015	2014	2015	2014	2015	2014	2015	2014
Operating income	$599	$687	$98	$128	$625	$736	$1.60	$1.72
Realized capital gains and losses, after-tax	(99)	(11)	(62)	81	(161)	70	(0.41)	0.16
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	2	(3)	2	(3)	0.01	(0.01)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	2	—	—	1	2	—	0.01
Amortization of purchased intangible assets, after-tax	(8)	(12)	—	—	(8)	(12)	(0.02)	(0.03)
Gain on disposition of operations, after-tax	—	—	1	2	1	2	—	0.01
Net income applicable to common shareholders	$493	$666	$39	$208	$460	$795	$1.18	$1.86

($ in millions, except per share data)	For the twelve months ended December 31,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2015	2014	2015	2014	2015	2014	2015	2014
Operating income	$1,902	$2,072	$509	$607	$2,113	$2,367	$5.19	$5.40
Realized capital gains and losses, after-tax	(154)	357	173	94	19	451	0.05	1.03
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(1)	(15)	(1)	(15)	—	(0.03)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(3)	(3)	(3)	(3)	—	(0.01)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	6	—	1	2	7	—	0.02
Amortization of purchased intangible assets, after-tax	(32)	(45)	—	—	(32)	(45)	(0.08)	(0.10)
Gain (loss) on disposition of operations, after-tax	—	37	2	(53)	2	(16)	—	(0.04)
Change in accounting for investments in qualified affordable housing projects, after-tax	(28)	—	(17)	—	(45)	—	(0.11)	—
Net income applicable to common shareholders	$1,690	$2,427	$663	$631	$2,055	$2,746	$5.05	$6.27
Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of operating income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended December 31,
	2015	2014
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$2,055	$2,746
Denominator:
Beginning common shareholders’ equity (1)	$20,558	$20,700
Ending common shareholders’ equity (1)	18,279	20,558
Average common shareholders’ equity	$19,419	$20,629
Return on common shareholders’ equity	10.6%	13.3%

	For the twelve months ended December 31,
	2015	2014
Operating income return on common shareholders’ equity
Numerator:
Operating income	$2,113	$2,367

Denominator:
Beginning common shareholders’ equity	$20,558	$20,700
Unrealized net capital gains and losses	1,926	1,646
Adjusted beginning common shareholders’ equity	18,632	19,054

Ending common shareholders’ equity	18,279	20,558
Unrealized net capital gains and losses	620	1,926
Adjusted ending common shareholders’ equity	17,659	18,632
Average adjusted common shareholders’ equity	$18,146	$18,843
Operating income return on common shareholders’ equity	11.6%	12.6%
_____________
(1) Excludes equity related to preferred stock of $1,746 million as of December 31, 2015 and 2014.
Underwriting income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP. Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results. It is also an integral component of incentive compensation. It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income applicable to common shareholders is the most directly comparable GAAP measure. Underwriting income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business. A reconciliation of Property-Liability underwriting income to net income applicable to common shareholders is provided in the “Business Results” page.
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

The following table reconciles the Property-Liability underlying combined ratio to the Property-Liability combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”)	87.4	89.5	88.7	87.2
Effect of catastrophe losses	4.7	1.3	5.7	6.9
Effect of prior year non-catastrophe reserve reestimates	(0.2)	(1.0)	0.3	(0.4)
Effect of amortization of purchased intangible assets	0.1	0.2	0.2	0.2
Combined ratio	92.0	90.0	94.9	93.9

Effect of prior year catastrophe reserve reestimates	(0.2)	—	—	0.1
Underwriting margin is calculated as 100% minus the combined ratio.
In this news release, we provide our outlook range on the Property-Liability 2016 underlying combined ratio. A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes. Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.
The following table reconciles the Allstate brand underlying combined ratio to the Allstate brand combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Underlying combined ratio	86.2	87.9	87.4	85.4
Effect of catastrophe losses	4.9	1.3	5.8	6.9
Effect of prior year non-catastrophe reserve reestimates	(0.1)	(0.9)	0.2	(0.8)
Combined ratio	91.0	88.3	93.4	91.5

Effect of prior year catastrophe reserve reestimates	(0.2)	(0.1)	(0.1)	0.1
The following table reconciles the Allstate brand auto underlying combined ratio to the Allstate brand auto combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Underlying combined ratio	97.6	98.2	97.3	94.2
Effect of catastrophe losses	1.1	0.2	1.3	1.6
Effect of prior year non-catastrophe reserve reestimates	(0.1)	(1.4)	0.3	(1.1)
Combined ratio	98.6	97.0	98.9	94.7

Effect of prior year catastrophe reserve reestimates	(0.2)	(0.1)	(0.1)	(0.1)
The following table reconciles the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Underlying combined ratio	56.0	61.0	60.5	61.7
Effect of catastrophe losses	15.0	3.8	18.3	21.4
Effect of prior year non-catastrophe reserve reestimates	—	(1.2)	(0.2)	(0.6)
Combined ratio	71.0	63.6	78.6	82.5

Effect of prior year catastrophe reserve reestimates	(0.5)	0.1	(0.1)	1.0

The following table reconciles the Allstate brand other personal lines underlying combined ratio to the Allstate brand other personal lines combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Underlying combined ratio	71.9	79.5	78.8	79.2
Effect of catastrophe losses	8.4	2.8	8.1	8.2
Effect of prior year non-catastrophe reserve reestimates	—	5.1	0.6	2.3
Combined ratio	80.3	87.4	87.5	89.7

Effect of prior year catastrophe reserve reestimates	(0.3)	—	(0.1)	(0.2)
The following table reconciles the Encompass brand underlying combined ratio to the Encompass brand combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Underlying combined ratio	92.3	92.7	92.6	93.7
Effect of catastrophe losses	4.8	1.9	8.7	13.2
Effect of prior year non-catastrophe reserve reestimates	(1.6)	(1.5)	0.7	(0.8)
Combined ratio	95.5	93.1	102.0	106.1

Effect of prior year catastrophe reserve reestimates	(0.3)	0.3	(0.1)	0.1
Underlying loss ratio is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the loss ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends that may be obscured by catastrophe losses and prior year reserve reestimates. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the loss ratio. The underlying loss ratio should not be considered a substitute for the loss ratio and does not reflect the overall loss ratio of our business.
The following table reconciles the Esurance brand underlying loss ratio and underlying combined ratio to the Esurance brand combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Underlying loss ratio	75.3	80.3	75.4	76.6
Expense ratio, excluding the effect of amortization of purchased intangible assets	30.0	33.1	33.0	37.6
Underlying combined ratio	105.3	113.4	108.4	114.2
Effect of catastrophe losses	0.8	0.3	0.9	1.3
Effect of prior year non-catastrophe reserve reestimates	(1.3)	(1.3)	(1.2)	(1.1)
Effect of amortization of purchased intangible assets	2.2	3.1	2.2	3.3
Combined ratio	107.0	115.5	110.3	117.7

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. We note that book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business. The following table shows the reconciliation.

($ in millions, except per share data)	As of December 31,
	2015	2014
Book value per common share
Numerator:
Common shareholders’ equity	$18,279	$20,558
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	386.1	426.2
Book value per common share	$47.34	$48.24

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Common shareholders’ equity	$18,279	$20,558
Unrealized net capital gains and losses on fixed income securities	443	1,666
Adjusted common shareholders’ equity	$17,836	$18,892
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	386.1	426.2
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$46.20	$44.33

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